CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated September 24, 2010, accompanying the financial statements of Investors' Quality Tax-Exempt Trust, Series 113 (included in Van Kampen Unit Trusts, Municipal Series 799) as of May 31, 2010, and for the period from June 17, 2009 (date of deposit) through May 31, 2010 and the financial highlights for the period from June 17, 2009 (date of deposit) through May 31, 2010, contained in this Post-Effective Amendment No. 1 to Form S-6 (File No. 333-158907) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
September 24, 2010